Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2017 Financial Results

SUNNYVALE, Calif. – February 22, 2018 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its fourth quarter and full year ended December 31, 2017.

Financial results for the fourth quarter of 2017 compared to the fourth quarter of 2016:ii

•	Revenue increased 11% to $125.7 million for the fourth quarter of 2017 from $113.2 million for the fourth quarter of 2016.
•	Professional management revenue increased 14% to $118.8 million for the fourth quarter of 2017 from $104.4 million for the fourth quarter of 2016.
•	Net income decreased 31% to $6.3 million for the fourth quarter of 2017 from $9.0 million for the fourth quarter of 2016.
•	Diluted earnings per share decreased 29% to $0.10 per share for the fourth quarter of 2017 from $0.14 per share for the fourth quarter of 2016.

•	Non-GAAP adjusted EBITDAii increased 26% to $45.8 million for the fourth quarter of 2017 from $36.2 million for the fourth quarter of 2016.
•	Non-GAAP adjusted net incomeii increased 30% to $24.3 million for the fourth quarter of 2017 from $18.6 million for the fourth quarter of 2016.
•	Non-GAAP adjusted earnings per shareii increased 31% to $0.38 for the fourth quarter of 2017 from $0.29 for the fourth quarter of 2016.

Financial results for the full year of 2017 compared to the full year of 2016: ii

•	Revenue increased 13% to $480.5 million for 2017 from $423.9 million for 2016.
•	Professional management revenue increased 17% to $450.3 million for 2017 from $385.9 million for 2016.
•	Net income increased 63% to $46.7 million for 2017 compared to $28.6 million for 2016.
•	Diluted earnings per share increased 57% to $0.72 per share for 2017 from $0.46 per share for 2016.

•	Non-GAAP adjusted EBITDAii increased 20% to $160.8 million for 2017 from $134.3 million for 2016.
•	Non-GAAP adjusted net incomeii increased 28% to $89.3 million for 2017 from $70.0 million for 2016.
•	Non-GAAP adjusted earnings per shareii increased 22% to $1.38 for 2017 from $1.13 for 2016.

Key operating metrics as of December 31, 2017:iii

•	Assets under contract (“AUC”) were $1.22 trillion.
•	Assets under management (“AUM”) were $169.4 billion.
•	Professional management clients were approximately 1,058,000.
•	The asset enrollment rate across all employer plans was 12.8%iv.

“In 2017, we remained focused on what sets Financial Engines apart – our commitment to delivering high-quality, independent financial advice to hard working Americans that have been historically underserved by the financial services industry,” said Larry Raffone, president and chief executive officer of Financial Engines.  “Building off our successes last year, we are excited about the strategic opportunity in 2018 and beyond to broaden and elevate our offering for our clients consistent with our long-term strategy to become the financial advisor of choice in both the workplace and retail channels.”

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2016 and the Form 10-K to be filed for the year ended December 31, 2017.

Review of Financial Results for the Fourth Quarter of 2017

Revenue increased 11% to $125.7 million for the fourth quarter of 2017 from $113.2 million for the fourth quarter of 2016. The increase in revenue was driven primarily by growth in professional management revenue, which increased 14% to $118.8 million for the fourth quarter of 2017 from $104.4 million for the fourth quarter of 2016.

Costs and expenses increased 4% to $101.2 million for the fourth quarter of 2017 from $97.4 million for the fourth quarter of 2016. This was due primarily to an increase in employee-related costs, including expenses due to restructuring activities and increases in wages due to headcount growth and compensation increases. There was also an increase in fees paid to plan providers for data connectivity due to growth in professional management revenue. These increases were partially offset by a decrease in consulting and professional services expenses.

As a percentage of revenue, cost of revenue remained constant at 44% for the fourth quarters of 2016 and 2017.

Income from operations increased 55% to $24.5 million for the fourth quarter of 2017 compared to $15.8 million for the fourth quarter of 2016. As a percentage of revenue, income from operations was 20% for the fourth quarters of 2017 compared to 14% for the fourth quarter of 2016.

The Company’s effective tax rate for the fourth quarter of 2017 was 75%, which includes an impact of $7.6 million associated with the recently-enacted 2017 Tax Act, compared to an effective tax rate of 42% in the fourth quarter of 2016.

Net income was $6.3 million, or $0.10 per diluted share, for the fourth quarter of 2017 compared to net income of $9.0 million, or $0.14 per diluted share, for the fourth quarter of 2016. On a non-GAAP basis, adjusted net incomeii was $24.3 million and adjusted earnings per shareii were $0.38 for the fourth quarter of 2017 compared to adjusted net income of $18.6 million and adjusted earnings per share of $0.29 for the fourth quarter of 2016.

“We ended 2017 with $169.4 billion in assets under management, driven by the addition of $20.5 billion in gross AUM from new clients, an increase of 15% year over year,” said Craig Foster, chief financial officer of Financial Engines.  “Our accelerating asset flows, solid financial results, and expanding margins in 2017 reflects our focus and commitment to effectively balance near-term profitability while investing in our long-term growth.”

Assets Under Contract and Assets Under Management

Workplace AUC increased 16% year-over-year to $1.22 trillion as of December 31, 2017 from $1.05 trillion as of December 31, 2016, due primarily to market performance, new employers making the Company’s services available and contributions, partially offset by cancellations and withdrawals.

AUM increased by 23% year-over-year to $169.4 billion as of December 31, 2017, from $138.0 billion as of December 31, 2016. The increase in AUM was driven primarily by new assets from new and existing clients, and market performance, partially offset by cancellations and withdrawals.

	Q1'17	Q2'17	Q3'17	Q4'17
	(In billions)
AUM, beginning of period	$138.0	$144.4	$151.8	$160.2
New assets - new clients(1)	3.4	5.3	5.4	6.4
New assets - existing clients(2)	2.4	2.4	2.5	2.5
Asset cancellations - voluntary(3)	(2.1)	(1.6)	(1.6)	(2.1)
Asset cancellations - involuntary(4)	(2.7)	(3.3)	(1.9)	(3.3)
Assets withdrawn - existing clients(5)	(0.2)	(0.1)	(0.2)	(0.2)
Net new assets	0.8	2.7	4.2	3.3
Market movement and other(6)	5.6	4.7	4.2	5.9
AUM, end of period	$144.4	$151.8	$160.2	$169.4

(1)	New assets from new clients represents the aggregate amount of new AUM, measured at or near the end of the quarter, from new clients who enrolled in its professional management service.
(2)

New assets from existing clients represents the aggregate amount of new AUM within the quarter from existing clients who originally enrolled in its professional management service during a prior period, including employee and employer contributions of $2.3 billion for the current period. Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.
(3)

Voluntary cancellations represent the aggregate amount of assets, measured at or near the start of the quarter, for clients who have voluntarily terminated their professional management service relationship within the period.

(4)

Involuntary cancellations represent the aggregate amount of defined contribution assets, measured at or near the start of the quarter, for clients whose professional management service relationship was terminated within the period for reasons other than a voluntary termination.

(5)	Assets withdrawn represents the amount of voluntary withdrawals from IRA and taxable accounts by existing clients.
(6)

Market movement and other represents factors affecting AUM including estimated market movement, plan administrative and investment advisory fees, client loans, hardship and other defined contribution account withdrawals, and timing differences for the data feeds for clients enrolled in our professional management service throughout the period.

For further information on the AUM data above, please refer to the Company’s Form 10-K to be filed for the period ended December 31, 2017.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2017, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Domestic Equity	46%
International Equity	29%
Bonds	23%
Cash and uncategorized assets(1)	2%
Total	100%

(1)	Uncategorized assets may include CDs, options, warrants and other vehicles not currently categorized.

Quarterly Dividend

On February 14, 2018, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.08 per share of the Company’s common stock. The cash dividend will be paid on April 5, 2018 to stockholders of record as of the close of business on March 22, 2018.

Stock Repurchase Program

On October 24, 2017, Financial Engines’ Board of Directors approved a twelve-month stock repurchase program under which the Company may purchase up to $60 million of its common stock. During the fourth quarter, the Company purchased 399,638 shares for $10.8 million on the open market. Any stock repurchases may be made at times and in such amounts as management deems appropriate. The timing and amount of stock repurchased, if any, will depend on a variety of factors including stock price, market conditions, corporate and regulatory requirements, and any additional constraints related to material inside information the Company may possess. The repurchase is funded by available working capital. The weighted average shares repurchased have been deducted from the shares outstanding for the calculation of EPS and Non-GAAP Adjusted EPS.

Outlook

Financial Engines’ growth strategy includes increasing professional management usage within the workplace, providing more holistic financial services to individual investors and workplace participants, and expanding the number of plan sponsors.

Based on the closing level of financial markets on February 16, 2018 and under typical market conditions, the Company estimates that 2018 revenue will be in the range of $510 million and $530 million, GAAP 2018 net income will be in the range of $75 million to $85 million, and 2018 non-GAAP adjusted EBITDA will be in the range of $166 million to $180 million.

Please refer to the tables included in this release that reconcile GAAP net income to non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2017 financial results as well as its 2018 outlook on Thursday, February 22, 2018 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (844) 512-2921, or (412) 317-6671 for international callers; the conference ID is 10116847. The conference call replay will be available until March 1, 2018.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted earnings per share. Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense, as well as expenses related to the closing and integration of acquisitions, severance and benefits expenses related to restructuring activities, and losses incurred on acquisitions, if applicable for the period. Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions, severance and benefits expenses related to restructuring activities, and losses incurred on acquisitions, if applicable for the period, partially offset by the estimated tax impact of these items, and certain other items such as the income tax benefit from the release of valuation allowances, income tax impacts from non-deductible transaction expenses related to acquisitions, and the accounting effects of the recently-enacted tax reform, if applicable for the period. Adjusted earnings per share is defined as adjusted net income divided by the weighted average of dilutive common share equivalents outstanding. Further information regarding the non-GAAP performance measures included in this press release, including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is contained in the financial tables and will be contained in the Company’s Form 10-K to be filed for the year ended December 31, 2017.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide its Board of Directors, management and investors with additional information and greater transparency with respect to our performance and decision-making. We feel these performance measures provide investors and others with a better understanding and ability to evaluate our operating results and future prospects and provides the same performance measurement information as utilized by management. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

Our management uses non-GAAP adjusted EBITDA, adjusted net income and adjusted earnings per share as measures of operating performance, for planning purposes, including the preparation of annual budgets, to allocate resources to enhance the financial performance of our business, to evaluate the effectiveness of our business strategies and in communications with our Board of Directors concerning our financial performance. In addition, management currently uses non-GAAP measures in determining cash incentive compensation.

About Financial Engines

With roots in Silicon Valley, Financial Engines is the nation’s largest independent investment advisor. We believe that all Americans -- not just the wealthy -- should have access to high-quality, unbiased financial help and our client’s best interests should always come first. Today, more than 700 of the nation’s most respected employers trust Financial Engines to offer professional financial help to more than nine million employees nationwide.

For more information, visit www.financialengines.com.

©1998-2017 Financial Engines, Inc. All rights reserved. Financial Engines® is a registered trademark of Financial Engines, Inc. All advisory services provided by Financial Engines Advisors L.L.C. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “allow,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding: our strategic opportunity to broaden and elevate our offerings consistent with our long-term strategy; our focus on balancing near-term profitability while investing in long-term growth; our stock repurchase program; Financial Engines’ expected financial performance and outlook, including reconciliation information related thereto and factors which may impact our outlook; the benefits and anticipated uses of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to risks related to our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our professional management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, industry trends and pricing pressures; changes in our pricing policies or those of our competitors; our regulatory environment, and risks associated with our fiduciary obligations. In addition, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2016, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K filed to be filed for the year ended December 31, 2017. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 22, 2018 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2016	2017
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$134,246	$224,543
Accounts receivable, net of allowances of $206 and $172 as of December 31, 2016 and 2017, respectively	103,256	116,116
Prepaid expenses	7,370	9,159
Other current assets	3,468	4,501
Total current assets	248,340	354,319
Property and equipment, net	24,532	25,880
Intangible assets, net	205,751	198,045
Goodwill	312,020	312,020
Long-term deferred tax assets	40,504	28,801
Direct response advertising, net	5,849	4,653
Other assets	3,140	2,184
Total assets	$840,136	$925,902

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,780	$29,993
Accrued compensation	27,667	28,519
Deferred revenue	4,701	4,204
Dividend payable	4,350	4,411
Other current liabilities	4,343	2,457
Total current liabilities	77,841	69,584
Long-term deferred rent	12,269	10,720
Long-term tax liabilities	2,207	-
Other liabilities	488	459
Total liabilities	92,805	80,763

Stockholders’ equity:
Preferred stock, $0.0001 par value — 10,000 authorized as of December 31, 2016 and 2017; None issued or outstanding as of December 31, 2016 and 2017	—	—
Common stock, $0.0001 par value — 500,000 authorized as of December 31, 2016 and 2017; 63,476 and 64,725 shares issued and 62,199 and 63,049 shares outstanding at December 31, 2016 and 2017, respectively	6	6
Additional paid-in capital	782,079	838,461
Treasury stock, at cost (1,277 shares and 1,677 as of December 31, 2016 and 2017, respectively)	(47,637)	(58,437)
Retained Earnings	12,883	65,109
Total stockholders’ equity	747,331	845,139
Total liabilities and stockholders’ equity	$840,136	$925,902

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2017	2016	2017
	(In thousands, except per share data)
Revenue:
Professional management	$104,426	$118,832	$385,944	$450,320
Platform	7,060	6,352	28,366	26,558
Other	1,736	506	9,627	3,628
Total revenue	113,222	125,690	423,937	480,506
Costs and expenses:
Cost of revenue	49,908	54,860	186,009	212,924
Research and development	10,150	11,560	37,983	44,018
Sales and marketing	22,176	20,451	84,068	80,888
General and administrative	10,899	9,995	46,497	39,696
Amortization of intangible assets, including internal use software	4,271	4,345	15,408	17,028
Loss on reacquired franchisee rights	-	-	4,092	-
Total costs and expenses	97,404	101,211	374,057	394,554
Income from operations	15,818	24,479	49,880	85,952
Interest income, net	43	553	176	1,167
Other expense, net	(139)	(307)	(784)	(508)
Income before income taxes	15,722	24,725	49,272	86,611
Income tax expense	6,681	18,461	20,712	39,951
Net and comprehensive income	$9,041	$6,264	$28,560	$46,660
Dividends declared per share of common stock	$0.07	$0.07	$0.28	$0.28
Net income per share attributable to holders of common stock
Basic	$0.15	$0.10	$0.47	$0.74
Diluted	$0.14	$0.10	$0.46	$0.72
Shares used to compute net income per share attributable to holders of common stock
Basic	62,024	63,173	60,962	62,952
Diluted	63,437	64,437	62,103	64,605

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	2015	2016	2017
	(In thousands)
Cash flows from operating activities:
Net income	$31,617	$28,560	$46,660
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,092	8,946	8,505
Amortization of intangible assets	4,566	14,964	16,462
Stock-based compensation	26,028	33,689	36,425
Amortization of deferred sales commissions	1,717	1,560	1,052
Amortization and impairment of direct response advertising	5,359	4,702	3,592
Amortization of discount on short-term investments	(359)	(5)	-
Provision for doubtful accounts	938	746	678
Write off of notes receivable	-	290	-
Deferred tax assets	(9,196)	(1,116)	36,731
Loss on fixed asset disposal	14	281	405
Loss (gain) on sale of short-term investments	(9)	18	-
Changes in operating assets and liabilities:
Accounts receivable	(6,225)	(15,250)	(13,539)
Prepaid expenses	(723)	(1,369)	(1,872)
Direct response advertising	(4,338)	(3,388)	(2,429)
Other assets	1,773	(1,455)	(2,290)
Accounts payable	30,856	18,827	(7,958)
Accrued compensation	6,998	4,369	852
Deferred revenue	391	(1,768)	(557)
Deferred rent	814	1,130	(833)
Other liabilities	-	(526)	(20)
Net cash provided by operating activities	$96,313	$93,205	$121,864
Cash flows from investing activities:
Purchase of property and equipment	(6,094)	(7,037)	(8,657)
Capitalization of internal use software	(5,049)	(6,904)	(8,328)
Purchases of short-term investments	(159,555)	-	-
Maturities of short-term investments	180,000	-	-
Sale of short-term investments	119,872	39,923	-
Cash paid for acquisitions, net of cash acquired	-	(274,569)	-
Net cash provided (used in) by investing activities	$129,174	$(248,587)	$(16,985)
Cash flows from financing activities:
Payments on capital lease obligations	(112)	(106)	(136)
Payments related to business combinations	-	(2,189)	(2,845)
Net share settlements for stock-based awards minimum tax withholdings	(3,514)	(3,336)	(5,638)
Repurchase of common stock	(38,455)	-	(10,800)
Proceeds from issuance of common stock	9,201	6,625	22,424
Cash dividend payments	(13,955)	(16,582)	(17,587)
Net cash used in financing activities	$(46,835)	$(15,588)	$(14,582)
Net increase (decrease) in cash and cash equivalents	178,652	(170,970)	90,297
Cash and cash equivalents, beginning of year	126,564	305,216	134,246
Cash and cash equivalents, end of year	$305,216	$134,246	$224,543
Supplemental cash flows information:
Income taxes paid, net of refunds	$1,584	$3,336	$7,832
Interest paid	$13	$13	$65
Non-cash operating, investing and financing activities:
Issuance of common stock related to acquisition	$-	$267,018	$-
Unpaid purchases of property and equipment	$574	$173	$1,365
Purchase of property and equipment with non-cash tenant improvement allowance	$-	$1,952	$187
Purchase of property and equipment under capital lease	$216	$-	$243
Capitalized stock-based compensation for internal use software	$515	$766	$994
Capitalized stock-based compensation for direct response advertising	$97	$79	$56
Dividends declared but not yet paid	$3,615	$4,350	$4,411

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted EBITDA	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$9,041	$6,264	$28,560	$46,660
Interest income, net	(43)	(553)	(176)	(1,167)
Income tax expense	6,681	18,461	20,712	39,951
Depreciation and amortization	2,276	2,193	8,946	8,505
Amortization of intangible assets (excluding internal use software)	2,810	2,795	10,111	11,183
Amortization of internal use software	1,335	1,394	4,853	5,279
Amortization and impairment of direct response advertising	1,155	764	4,702	3,592
Amortization of deferred sales commissions	316	247	1,560	1,052
Non-GAAP EBITDA	23,571	31,565	79,268	115,055
Stock-based compensation	9,382	9,808	33,689	36,425
Acquisition-related expenses	3,281	770	17,239	5,647
Restructuring expenses	-	3,635	-	3,635
Loss on reacquired franchisee rights	-	-	4,092	-
Non-GAAP adjusted EBITDA	$36,234	$45,778	$134,288	$160,762

The table below sets forth a reconciliation of net income to non-GAAP adjusted net income based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted net income	2016	2017	2016	2017
	(In thousands, unaudited)
GAAP net income	$9,041	$6,264	$28,560	$46,660
Stock-based compensation expense	9,382	9,808	33,689	36,425
Amortization of intangible assets (excluding internal use software)	2,810	2,795	10,111	11,183
Acquisition-related expenses	3,281	770	17,239	5,647
Restructuring expenses	-	3,635	-	3,635
Loss on reacquired franchisee rights	-	-	4,092	-
Income tax expense from non- deductible transaction expenses(1)	-	-	1,162	-
2017 Tax Act impacts	-	7,641	-	7,641
Release of valuation allowance	-	(162)	-	(162)
Tax effect of adjustments(2)	(5,911)	(6,497)	(24,880)	(21,732)
Non-GAAP adjusted net income	$18,603	$24,254	$69,973	$89,297

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of GAAP diluted earnings per share to non-GAAP adjusted earnings per share based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP adjusted earnings per share	2016	2017	2016	2017
	(In thousands, except per share data, unaudited)
GAAP diluted earnings per share	$0.14	$0.10	$0.46	$0.72
Stock-based compensation expense	0.15	0.15	0.54	0.56
Amortization of intangible assets (excluding internal use software)	0.04	0.04	0.16	0.17
Acquisition-related expenses	0.05	0.01	0.28	0.09
Restructuring expenses	-	0.06	-	0.06
Loss on reacquired franchisee rights	-	-	0.07	-
Income tax expense from non-deductible transaction expenses(1)	-	-	0.02	-
2017 Tax Act impacts	-	0.12	-	0.12
Release of valuation allowance	-	-	-	-
Tax effect of adjustments(2)	(0.09)	(0.10)	(0.40)	(0.34)
Non-GAAP adjusted earnings per share	$0.29	$0.38	$1.13	$1.38

Shares of common stock outstanding	62,024	63,173	60,962	62,952
Dilutive stock options, RSUs and PSUs	1,413	1,264	1,141	1,653
Non-GAAP adjusted common shares outstanding	63,437	64,437	62,103	64,605

(1)	This amount represents estimated additional income tax expense incurred in the period for non-deductible transaction expenses related to acquisition activity.
(2)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.

The table below sets forth a reconciliation of our 2018 outlook for GAAP net income to our 2018 outlook for non-GAAP adjusted EBITDA:

	Outlook for Fiscal 2018 as of February 16, 2018
Non-GAAP adjusted EBITDA outlook	Low	High
	(In millions, unaudited)
GAAP net income outlook	$75	$85
Estimated interest income, net(1)	(2)	(2)
Estimated income tax expense(1)	25	29
Estimated depreciation and amortization(1)	9	9
Estimated amortization of intangible assets (excluding internal use software)(1)	11	11
Estimated amortization of internal use software(1)	7	7
Estimated amortization of deferred sales commissions(1)	1	1
Non-GAAP EBITDA	126	140
Estimated stock-based compensation(1)	40	40
Non-GAAP adjusted EBITDA outlook	$166	$180

(1)

The estimated items are provided solely for the purpose of reconciling our 2018 outlook for GAAP net income to our 2018 outlook for non-GAAP adjusted EBITDA and are not intended and should not be construed as part of the Company’s outlook for 2018, which outlook is limited to revenue, net income and non-GAAP adjusted EBITDA. These items are subject to a number of variables which make them inherently difficult to estimate accurately. In addition, actual amounts for such items have historically varied and may continue to vary significantly from period to period. Any variances in these estimates may in turn have a significant impact on our 2018 outlook and future GAAP results.